Exhibit 99.1


      ZymoGenetics Reports First Quarter 2003 Financial Results;
           Initiation of Clinical Trials with rFactor XIII
                 Leads Product Development Activities

    SEATTLE--(BUSINESS WIRE)--May 8, 2003--ZymoGenetics, Inc. (Nasdaq:ZGEN) today reported its financial results for the first quarter ended March 31, 2003.
    The company reported a net loss for the quarter of $13.1 million, or $0.29 per share, reflecting continuing investment in its portfolio of clinical and preclinical stage product candidates. For the first quarter of 2002, ZymoGenetics had a net loss of $11.8 million, or $0.41 per share. The decrease in loss per share for 2003 reflects increased shares outstanding following the company's initial public offering completed in February 2002. The company ended the quarter in a strong financial position, with $267.5 million of cash and investments.
    "The first quarter, and indeed the full year, of 2003 is one of important transition for ZymoGenetics," stated Bruce L.A. Carter, president and CEO. "We moved our first product candidate, recombinant human Factor XIII, into clinical testing during the quarter. We intend to advance TACI-Ig, which we are developing in partnership with Serono, and recombinant human Thrombin into the clinic in the second half of this year. We are focused on making steady progress, delivering on our promises and producing what we believe will be a rich pipeline of proprietary, clinical-stage therapeutic protein product candidates."
    Revenues for the quarter increased 7% to $6.2 million, compared to $5.8 million for the same period in the prior year. The increase resulted from both higher royalty revenue and higher revenue from license fees and milestone payments. Revenues recorded in the 2003 quarter included a milestone payment earned upon designation of Interleukin 21 (IL-21) as a development project by Novo Nordisk, which is developing IL-21 outside North America under a license from ZymoGenetics.
    Operating expenses for the quarter increased 13% to $21.8 million, compared to $19.3 million for the first quarter of 2002. The increase largely resulted from increased product development costs and increased rent expense resulting from the sale and leaseback of the company's facilities in October 2002, which netted the Company approximately $50 million.
    ZymoGenetics is developing a broad pipeline of proprietary therapeutic protein product candidates and intends to initiate clinical development of three of these in 2003. These include rFactor XIII for the treatment of congenital and acquired Factor XIII deficiencies, recombinant human Thrombin (rhThrombin) as a topical hemostat to control surgical bleeding and TACI-Ig for the treatment of autoimmune diseases including Systemic Lupus Erythematosus. Additionally, the Company is developing IL-21, its second product candidate derived from its genomics research efforts, for the treatment of cancer and intends to begin clinical studies with this protein in the first half of 2004.

    Company Highlights

    To date in 2003, ZymoGenetics has made a number of important steps in support of its business plan, including the following:

    -- Initiated Phase I single-dose escalation studies in the United States to evaluate the safety and pharmacokinetics of rFactor XIII in patients with congenital Factor XIII deficiency, and in the United Kingdom to evaluate the safety and pharmacokinetics in healthy volunteers.

    -- Completed enrollment for the Phase I rFactor XIII healthy volunteer study being conducted in the UK.

    -- Obtained an exclusive worldwide license under Aventis Behring GmbH patents for the development of rFactor XIII as a therapeutic protein, strengthening the company's proprietary position with respect to rFactor XIII commercialization.

    -- Progressed with manufacturing and preclinical studies for rhThrombin as planned to support initiation of clinical studies in the second half of 2003.

    -- Progressed with preclinical toxicology studies and manufacturing of TACI-Ig, being developed in collaboration with Serono, to support initiation of clinical studies in the second half of 2003 according to plan.

    -- Signed a collaborative agreement with Novo Nordisk for the preclinical development of IL-21, under which Novo Nordisk reimbursed ZymoGenetics for a portion of its IL-21 development costs incurred prior to the agreement, and agreed to equally share all costs of the program going forward through the filing of an IND by ZymoGenetics.

    -- Began construction of a facility expansion that will provide approximately 45,000 square feet of additional laboratory and office space, including dedicated manufacturing suites suitable for the production of clinical materials under GMP conditions.

    --  Signed a second license agreement with BioMimetics
        Pharmaceuticals for the clinical development and commercialization of recombinant human platelet-derived growth factor (rhPDGF) for the regeneration and repair of hard tissues, under ZymoGenetics' broad patent portfolio for PDGF.

    About ZymoGenetics

    ZymoGenetics is a biopharmaceutical company focused on the discovery, development and commercialization of therapeutic proteins for the prevention or treatment of human diseases. Using a product discovery engine, comprising genomics, bioinformatics, protein chemistry and preclinical biology, ZymoGenetics has generated a broad pipeline of proprietary product candidates. ZymoGenetics intends to commercialize these product candidates through internal development, collaborations with biopharmaceutical partners, and out-licensing of its extensive patent portfolio. For further information, visit www.zymogenetics.com.

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of ZymoGenetics. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. ZymoGenetics' actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with our unproven discovery strategy, preclinical and clinical development, regulatory oversight, intellectual property claims and litigation and other risks detailed in the company's public filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended December 31, 2002.


                          ZYMOGENETICS, INC.
                       STATEMENTS OF OPERATIONS
               (in thousands, except per share amounts)
                             (Unaudited)

                                                 Three Months Ended
                                                     March 31,
                                              ------------------------
                                                 2003         2002
                                              -----------   ----------
Revenues:
   Royalty revenue                                $2,396       $2,151
   Option fee                                      1,875        1,875
   License fees and milestone payments             1,962        1,773
                                              -----------   ----------
       Total revenues                              6,233        5,799
Operating expenses:
   Research and development, excluding noncash
    stock-based compensation                      16,676       14,272
   General and administrative, excluding
    noncash stock-based compensation               3,344        3,201
   Noncash stock-based compensation expense        1,767        1,806
                                              -----------   ----------
       Total operating expenses                   21,787       19,279
                                              -----------   ----------
Loss from operations                             (15,554)     (13,480)
Interest and other income, net                     2,417        1,677
                                              -----------   ----------
Net loss                                         (13,137)     (11,803)
Preferred stock dividend and accretion                --       (1,718)
                                              -----------   ----------
Net loss attributable to common shareholders    $(13,137)    $(13,521)
                                              ===========   ==========
Basic and diluted net loss per share              $(0.29)      $(0.41)
                                              ===========   ==========
Weighted-average number of shares used in
 computing basic and diluted net loss per
 share                                            45,871       32,897
                                              ===========   ==========

                            BALANCE SHEETS
                            (in thousands)
                            (Unaudited)

                                             March 31,    December 31,
                                               2003          2002
                                           ------------- -------------

Cash, cash equivalents and short-term
 investments                                   $267,543      $285,438
Other current assets                              8,975         5,970
Property and equipment, net                      17,088        17,253
Other assets                                      3,592         3,572
                                           ------------- -------------
      Total assets                             $297,198      $312,233
                                           ============= =============

Current liabilities                             $17,484       $20,131
Non-current deferred revenue                      5,529         6,524
Non-current deferred gain on sale of assets      12,966        13,206
Other non-current liabilities                     3,496         3,104
Shareholders' equity                            257,723       269,268
                                           ------------- -------------
      Total liabilities and shareholders'
       equity                                  $297,198      $312,233
                                           ============= =============



    CONTACT: ZymoGenetics
             Investor Relations - Charles E. Hart, 206/442-6744
             Media Relations - Susan W. Specht, 206/442-6592